Exhibit 99.1

Press Release

Media Contact:

Jeffrey D. Moder

319.295.0591

jdmoder@rockwellcollins.com

Investor Contact:

David H. Brehm

319-295-7575

investorrelations@rockwellcollins.com

Rockwell Collins Increases FY 2004 Earnings Per Share Guidance

Company Sets First Quarter 2004 Earnings Release Date

CEDAR RAPIDS, Iowa (January 13, 2004)—Rockwell Collins (NYSE: COL) today announced an increase in its earnings per share guidance for the current fiscal year 2004, ending September 30th. The company now expects fiscal year 2004 earnings per share to be in the range of $1.50 to $1.60, an increase of 10 cents from its previously announced earnings per share guidance range of $1.40 to $1.50. The increase in the earnings per share guidance is primarily a result of the strong organic growth the company is seeing in its government systems business and higher than expected sales in the commercial systems business aftermarket along with continued improvement in operating efficiencies in the first quarter of fiscal year 2004.

Rockwell Collins will issue a press release containing its first quarter fiscal year 2004 financial results at 7:30 a.m., Eastern Time, Tuesday January 27, 2004. The company will also host an investor conference call and simultaneous webcast to discuss its financial results for the first quarter of fiscal year 2004 at 10:00 a.m., Eastern Time on Tuesday, January 27, 2004.

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct the conference call.

Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 29, 2004.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for government and commercial customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements (including certain projections and business forecasts) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, uncertainty following the war in Iraq; the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes; demand for and market acceptance of new and existing products; performance of our products; potential cancellation, delay of orders, or changes in procurement practices by our customers; customer bankruptcies; labor work stoppages; recruitment and retention of qualified personnel; performance of our major suppliers and subcontractors; our ability to successfully execute to our internal performance plans; achieving our planned effective tax rate; favorable outcomes of certain customer procurements and Congressional approvals; changes to government policies and regulations; changes to new aircraft build rates; product reliability and cost of repairs; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.